Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.02 PER UNIT; UP 16% OVER THIRD QUARTER 2007

HOUSTON, Oct. 15, 2008 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.02 ($4.08 annualized) from $0.99 ($3.96 annualized).  Payable on Nov. 14, 2008, to unitholders of record as of Oct. 31, 2008, the distribution represents a 16 percent increase over the third quarter 2007 cash distribution per unit of $0.88 ($3.52 annualized).  KMP has increased the distribution 34 times since current management took over in February of 1997.
KMP reported quarterly distributable cash flow before certain items of $281.9 million, up 23 percent from $229.8 million for the third quarter of 2007.  Distributable cash flow per unit before certain items was $1.09, up 14 percent from $0.96 per unit for the comparable period last year.  Net income before certain items was $345 million compared to $258.9 million for the third quarter of 2007.  Including certain items, net income for the third quarter was $329.8 million compared to $213.8 million for the same period last year.  Included in the $15.2 million net loss in certain items for the third quarter were one-time incremental expenses and asset write-offs associated with the impact of Hurricanes Gustav and Ike, and three fires at company terminals.  Lost business in the third quarter totaling approximately $21.5 million due to the hurricanes and fires was not included in certain items, but the impact is discussed in the segment results below.
Through nine months of 2008, KMP produced distributable cash flow before certain items of $856 million, up 37 percent from $622.9 million for the same period last year.  The excess of distributable cash flow before certain items above the distribution for the first three quarters was approximately $97 million.  Net income through nine months before certain items was $1.06 billion compared to $728.8 million for the same period last year.  Including certain
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items, net income through three quarters was $1.04 billion versus $297 million for the same period last year.
Chairman and CEO Richard D. Kinder said, “KMP had a very strong third quarter despite lost business associated with two hurricanes, decreased demand for gasoline, a dreadful economy, and increases in construction and fuel costs that impacted both our capital expansion program and our existing operations.  Perhaps more than any quarter since this management team took over in 1997, our results demonstrate that KMP’s diversified portfolio of stable assets is capable of generating consistently strong cash flow even in extremely difficult market conditions.  Total segment earnings before DD&A and certain items were $693.1 million, up 22 percent from $566.7 million in the third quarter of 2007.  Our robust results were led by the CO2, Natural Gas Pipelines and Terminals business segments.”

Overview of Business Segments
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $140.6 million, down 9 percent from $155.2 million for the same period last year.  The decrease in performance compared to the same quarter last year was attributable to the sale of the North System, which closed in the fourth quarter of 2007, and lower volumes due to decreased demand and lost business associated with two hurricanes.  Excluding the North System, this segment’s earnings before DD&A and certain items were only down about 3 percent compared to the third quarter last year.  This segment is not expected to meet its published annual budget of 5 percent growth.
The lost business due to Hurricanes Gustav and Ike at the Products Pipelines segment for the quarter was approximately $930,000.  Plantation Pipe Line Company sustained no damage from Hurricanes Gustav or Ike and had 100 percent capacity available throughout Hurricane Ike.  The pipeline system was pumping reduced volumes, however, due to the shutdown of refineries and extended delays in restarting refineries in the Gulf Coast.  Delivery volumes on Plantation returned to pre-hurricane levels earlier this month.
“Through three quarters this segment’s refined products revenues are still above last year, but volumes continue to be significantly impacted by reduced demand, particularly for gasoline,”
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Kinder explained.  “Highlights for the quarter included improved results by Southeast Terminals, West Coast Terminals and the Central Florida Pipeline compared to the third quarter of 2007.  These assets benefited as we upgraded and modified our facilities which enabled us to generate additional revenues by handling more ethanol.”
Total refined products revenues for the quarter were flat and volumes were down 7.9 percent compared to the same period a year ago (excluding Plantation, volumes were down 7.3 percent).  Gasoline volumes were down 9 percent compared to the third quarter of 2007.  Diesel volumes were down 5 percent and commercial jet fuel volumes were down 6 percent.  Through nine months of 2008, total refined products revenues were up 1.8 percent and volumes were down 7.2 percent (excluding Plantation, volumes were down 5.8 percent).
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $177.2 million, up 25 percent from $142 million for the third quarter of 2007, and on track to exceed its published annual budget of 18 percent growth.  “Our Natural Gas Pipelines business produced excellent results led by contributions from Rockies Express West, which began service in January this year and reached full operations in May,” Kinder said.  “The Texas Intrastate Pipeline Group had another superb quarter, overcoming lost business associated with Hurricane Ike, and TransColorado produced higher results than in the comparable period last year, reflecting a completed expansion.”
Growth by the Texas intrastates in the quarter was attributable to higher sales margins, increased transportation revenue from long-term contracts, and greater processing volumes and margins. The lost business at the intrastates for the quarter due to the hurricanes was $3.6 million, as transportation volumes decreased by about 9 percent compared to the third quarter of 2007.
Overall segment transport volumes were up 27 percent from the comparable period last year due to REX-West being operational.  Sales volumes were down 2 percent.
The CO2 business delivered third quarter segment earnings before DD&A of $203.3 million, up 47 percent from $138 million for the same period last year, and on track to exceed its published annual budget of 40 percent growth.  The lost business in the third quarter
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due to Hurricane Ike at this segment was approximately $10.7 million, primarily attributable to a 24 percent decrease in NGL sales volumes due to third-party fractionation facilities being shut down.
“CO2 had an outstanding quarter driven by stronger than expected oil production at the SACROC Unit, increased CO2 sales and transport volumes, higher hedge prices and higher oil and CO2 prices,” Kinder said.
For the quarter, average oil production at SACROC was 27.9 thousand barrels per day (MBbl/d), up 2 percent from the same period last year.  Average oil production at the Yates Field was 27.1 MBbl/d, flat with the third quarter of 2007.  CO2 delivery volumes were up 14 percent compared to the third quarter last year due to expansion projects in southwest Colorado that have increased CO2 production.
The CO2 segment is an area where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices.  The realized weighted average oil price per barrel, with all hedges allocated to oil, was $51.45 for the quarter.  The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $77.97 for the quarter.
The Terminals business reported third quarter segment earnings before DD&A and certain items of $132.4 million, up 21 percent from $109.4 million for the third quarter of 2007, and is expected to come in slightly below its published annual budget of 24 percent growth.  “Our terminals business had a good quarter, with about 75 percent of its growth coming from organic opportunities and the remainder attributable to acquisitions,” Kinder said.  “Expansions resulted in internal growth at our large liquids terminals on the Houston Ship Channel, terminals in New York Harbor and in Canada at the North 40 Terminal near Edmonton and at Vancouver Wharves.”  Marine Terminals (acquired in September 2007) was the primary acquisition contributing positively to segment earnings before DD&A for the quarter.
The lost business in the third quarter at this segment from both hurricanes and a fire at the Pasadena Terminal on the Houston Ship Channel was approximately $6.3 million.  The vast majority of the lost business related to the company’s petcoke operations, a portion of which was sidelined because of refinery shutdowns.
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Total bulk tonnage was up 9 percent for the quarter compared to the third quarter of 2007, led by strong coal volumes at the Pier IX, Cora and Grand Rivers terminals in Virginia, Illinois and Kentucky, respectively.  Coal volumes were up 1.8 million tons compared to the third quarter of 2007.
Kinder Morgan Canada (formerly referred to as the Trans Mountain segment) produced third quarter segment earnings before DD&A of $39.6 million, up 79 percent from $22.1 million for the same period last year.  These results primarily reflect the completion of the first portion of the Anchor Loop expansion of the Trans Mountain Pipeline, which boosted capacity from 260,000 to 285,000 barrels per day and resulted in a higher tariff.  In August, KMP acquired the Express-Platte pipeline system and a jet fuel pipeline from Knight Inc., and subsequently changed the name of this segment.  The Express-Platte system and the jet fuel pipeline had only a slight impact on the segment for the quarter as they were owned for only a portion of the period.

Outlook
KMP previously announced that it expects to declare cash distributions of $4.02 per unit for 2008, and the company expects to meet or exceed that target.  This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions.  Kinder Morgan Management, LLC (NYSE: KMR) also expects to declare distributions of $4.02 per share or more for 2008.
“Looking ahead, KMP is well positioned for future growth,” Kinder said.  “We continue to make progress on many large infrastructure projects that will drive growth in 2009 and beyond.”

Projects
Kinder noted that costs continue to escalate on some of the company’s major projects due to rising construction and material costs, additional regulatory requirements and weather delays.  “We are extremely focused on managing these increases and identifying ancillary opportunities to offset them where possible.  Our total forecasted capital expenditures on our major projects have increased by 22 percent from the projection we made at our January investor conference.
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Most of the increase in the last quarter has been on our major natural gas pipeline projects.  While we would rather not see these increases, we remain confident that large projects like Rockies Express and Midcontinent Express will still deliver attractive returns to our investors.  When we evaluate projects in order to make capital investment decisions, we conservatively estimate cash flows, which leads to opportunities to outperform.  On REX, for example, we are already providing ancillary services to shippers which generate revenues in excess of the contractual revenues on which we based our expected return.”
Below is a status update on some new projects and some of the original approximately $8 billion in capital projects that KMP has approved and is in various stages of constructing.

Products Pipelines

•
KMP successfully completed a series of tests to demonstrate the commercial feasibility of transporting batched denatured ethanol in its 16-inch gasoline pipeline between Tampa and Orlando, Fla.  The company is finalizing mechanical modifications to the pipeline and intends to offer this transportation service to its customers by mid-November.  The company has also completed modifications to tanks, truck racks and related infrastructure for new or expanded ethanol service at various terminals in the Southeast and Pacific Northwest.  The company has invested approximately $60 million in these ethanol related projects.

•
A $25 million project to construct 300,000 barrels of new tanks and ancillary facilities to provide service to the Marine Corps Naval Air Station in Miramar, Calif., is nearing completion and will be in service in November, several months ahead of schedule.

•
KMP has entered into a purchase and sales agreement this month to purchase a liquids terminal in Phoenix, Ariz., from ConocoPhillips for approximately $29 million including upgrades.  The facility has tank capacity of approximately 200,000 barrels for gasoline, diesel and ethanol.  The terminal is located near the company’s existing terminal in Phoenix and will increase the company’s storage capacity in this market by almost 13 percent.  The transaction is expected to be immediately accretive to cash available for distribution to KMP unitholders upon closing, which is expected in December 2008.

Natural Gas Pipelines

•
Construction continues on REX-East and expected in service dates have been pushed back due to delays in securing permits and regulatory approvals and inclement weather.  Subject to receipt of regulatory approvals, initial service on the pipeline is projected to commence April 1, 2009, with capacity of 1.6 billion cubic feet (Bcf) per day.  Service to Lebanon, Ohio, is expected to commence June 15, 2009, and in service of the fully powered REX-East pipeline to Clarington, Ohio, is expected Nov. 1, 2009.  REX-East is a 639-mile pipeline segment that

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will extend REX eastward from Audrain County, Mo., to Clarington.  The section to Audrain County was placed into service earlier this year.  One of the largest natural gas pipelines to be constructed in North America, REX is a joint venture of KMP, Sempra Pipelines and Storage and ConocoPhillips.  When completed, the 1,679-mile pipeline will have a capacity of approximately 1.8 Bcf per day.  Binding firm commitments from creditworthy shippers have been secured for all of the capacity on the pipeline.  The current estimate of total construction costs on the entire REX project is approximately $6 billion.

•
Mobilization for construction began in early September on the Midcontinent Express Pipeline (MEP).  Including a fully subscribed expansion that was recently added to the project which will increase available pipeline capacity and cash flow, the MEP budget is now $1.9 billion.  Subject to receipt of regulatory approvals, interim service on the first portion of the pipeline is expected to be available by the second quarter of 2009.  The pipeline will extend from southeast Oklahoma, across northeast Texas, northern Louisiana and central Mississippi to an interconnection with the Transco Pipeline near Butler, Ala.  In July, a successful binding open season was completed that increases the main segment of MEP’s Zone 1 capacity from 1.5 to 1.8 Bcf per day.  The pipeline capacity is fully subscribed with long-term binding commitments from creditworthy shippers.  The project is a 50/50 joint venture of KMP and Energy Transfer Partners.

•
KMP announced a new $1.3 billion natural gas pipeline project with Energy Transfer Partners on Oct. 1.  The Fayetteville Express Pipeline (FEP) is a 42-inch, 187-mile pipeline that will begin in Conway County, Ark., and end in Quitman County, Miss.  FEP has secured  10-year binding commitments totaling 1.85 Bcf per day of capacity.  The pipeline will have an initial capacity of 2.0 Bcf per day.  Pending regulatory approvals, it is expected to be in service by late 2010 or early 2011.

•
Construction continues on the Kinder Morgan Louisiana Pipeline, a 133-mile, 42-inch diameter line, that will transport natural gas to multiple pipelines from the Cheniere Sabine Pass liquefied natural gas terminal in Louisiana.  The project is now expected to cost approximately $1 billion.  All of the 3.2 Bcf per day of capacity on the pipeline has been subscribed by Chevron and Total.  The pipeline is anticipated to be fully operational during the second quarter of 2009.

•
An approximately $74 million natural gas pipeline was completed in September and is moving additional supplies of East Texas production to markets in the Houston and Beaumont areas.  The new pipeline, which consists of 63 miles of 24-inch pipe, is supported by a long-term binding agreement with CenterPoint Energy Services to provide firm transportation for a significant portion of the initial project capacity, which is 225 million cubic feet (MMcf) per day.

CO2

•	The southwest Colorado CO2 expansion is nearing completion. The Doe Canyon source field began operations in January and is currently delivering 113 MMcf per day. The Goodman

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Point expansion at the McElmo Dome source field is complete and the final wells needed to fill the plant will be completed in mid-October.  The final phase of expansion is activating the Blanco pump station on the Cortez pipeline, which is expected to occur in early November.  The entire expansion will cost approximately $290 million and will increase supplies by approximately 300 MMcf per day to our customers.

Terminals

•
KMP acquired a liquids terminal in August in Wilmington, N.C., for approximately $13 million including planned upgrades.  The facility stores petroleum products and chemicals.  The terminal includes significant transportation infrastructure, liquid and heated storage, along with custom tank blending capabilities for agricultural and chemical products.  The company also purchased packaging terminals with locations in Stockton and San Diego, Calif., in October for approximately $6 million including planned upgrades.  The terminals include state of the art packaging machinery, conveyors and mobile equipment capable of handling fertilizer and other bulk materials.

•
An approximately $13 million expansion is underway at the company’s Cora coal terminal in Rockwood, Ill., along the upper Mississippi River.  The project will increase storage capacity by approximately 250,000 tons to 1.25 million tons and expand maximum throughput at the terminal to 13 million tons annually.  The project is expected to be completed in the second quarter of 2009.  Also in the third quarter the company completed construction of a $20.2 million ship dock and two new storage tanks at Galena Park on the Houston Ship Channel, as well as four additional storage tanks at Shipyard River in Charleston, S.C.

Kinder Morgan Canada

•
The approximately C$528 million Anchor Loop project has been completed ahead of schedule.  The Mount Robson portion will begin service this month, increasing capacity on the Trans Mountain pipeline system to 300,000 barrels per day (bpd).  The Jasper portion, which began service in April, had increased capacity from 260,000 bpd to 285,000 bpd.  The Trans Mountain pipeline system transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state.

•
KMP acquired two pipeline systems from Knight Inc., the private entity which owns the general partner of KMP.  The purchase includes Knight’s one-third interest in the Express-Platte crude oil pipeline systems that run from Alberta to Illinois and a jet fuel pipeline that serves the Vancouver, British Columbia, airport.  KMP paid Knight approximately 2 million KMP units (approximately $116 million) for the assets.

“Given the volatility in the capital markets, it is worth discussing how we expect to finance our expansion projects,” stated Kinder.  “The most important factor is the strength of our existing assets and our expansion projects.  Our diverse set of energy infrastructure assets will

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generate approximately $2 billion of cash that can be distributed to our partners in 2008.  This $2 billion is after all operating expenses, debt service and sustaining capital expenditures.  Our expansion projects in aggregate will generate attractive returns on our investment, using conservative projections secured by contracted customer commitments, even after cost overruns.  We have ample access to short-term funds through unused capacity at our credit facilities at KMP, REX, MEP and other assets.  Our common units, KMR shares and debt have performed relatively well during these tumultuous times, which has allowed us to raise $3.4 billion of long-term debt and $843 million of equity over the last 15 months.  If you include KMR distributions, which essentially constitute an automatic distribution re-investment program, we have raised almost $1.2 billion of equity over the last 15 months.  This gives us confidence that we will continue to be able to access these markets to raise new capital.  In addition, Knight Inc., the general partner of KMP, has substantial financial resources and the board of directors of Knight indicated today its willingness to contribute up to $750 million of equity to KMP over the next 18 months if necessary to support KMP’s capital raising efforts.”

Kinder Morgan Management, LLC
Shareholders of Kinder Morgan Management, LLC will also receive a $1.02 distribution ($4.08 annualized) payable on Nov. 14, 2008, to shareholders of record as of Oct. 31, 2008.  The distribution to KMR shareholders will be paid in the form of additional KMR shares.  The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America.  KMP owns an interest in or operates more than 25,000 miles of pipelines and 165 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of over $20 billion.  The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.
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Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Oct. 15, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.
The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.
Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis.  Management uses this metric to evaluate our overall performance.  It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions.  Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment.  This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement.  Our partnership agreement requires us to distribute all available cash.  Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).  The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, our equity method investee.  Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units.  "Certain items" are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses.  Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included.  For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business.  We believe segment earnings before DD&A and
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certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis.  We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income.  Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables.  Net income before certain items is presented primarily because we use it in this calculation.  Segment earnings before DD&A is the GAAP measure most directly comparable to segment earnings before DD&A and certain items.  Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.  In addition, segment earnings before DD&A computed in accordance with GAAP is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies.  Segment earnings before DD&A and certain items has similar limitations.  Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(In millions except per unit amounts)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2008	2007	2008	2007

Revenues	$3,232.8	$2,230.8	$9,448.8	$6,768.9

Costs, expenses and other
Operating expenses	2,532.9	1,682.0	7,353.8	5,116.7
Depreciation, depletion and amortization	166.8	138.0	490.5	401.8
General and administrative	73.1	63.0	222.7	222.7
Taxes, other than income taxes	48.0	38.9	147.0	112.0
Other expense (income)	4.1	(2.5)	1.3	365.2
	2,824.9	1,919.4	8,215.3	6,218.4
Operating income	407.9	311.4	1,233.5	550.5

Other income (expense)
Earnings from equity investments	34.6	15.8	118.5	51.4
Amortization of excess cost of equity investments	(1.4)	(1.4)	(4.3)	(4.3)
Interest, net	(98.3)	(102.4)	(293.8)	(290.3)
Other, net	4.3	5.0	30.5	9.4
Minority interest	(3.1)	(2.4)	(11.2)	(4.4)

Income from continuing operations before income taxes	344.0	226.0	1,073.2	312.3

Income taxes	(14.2)	(20.8)	(35.8)	(36.4)

Income from continuing operations	329.8	205.2	1,037.4	275.9

Income from discontinued operations	-	8.6	1.3	21.1

Net income	$329.8	$213.8	$1,038.7	$297.0

Calculation of Limited Partners’ interest in net income (loss):
Income from continuing operations	$329.8	$205.2	$1,037.4	$275.9
Less: General Partner’s interest	(205.6)	(155.7)	(588.9)	(439.9)
Limited Partners’ interest	124.2	49.5	448.5	(164.0)
Add: Limited Partners’ interest in discontinued operations	-	8.5	1.3	20.9
Limited Partners’ interest in net income (loss)	$124.2	$58.0	$449.8	$(143.1)

Diluted Limited Partners’ net income per unit:
Income (loss) from continuing operations	$0.48	$0.21	$1.76	$(0.70)
Income from discontinued operations	$-	$0.03	$-	$0.09
Net income (loss)	$0.48	$0.24	$1.76	$(0.61)
Weighted average units outstanding	258.8	239.0	255.5	235.1

Declared distribution / unit	$1.02	$0.88	$2.97	$2.56

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2008	2007	2008	2007
Segment earnings before DD&A and amortization of excess investments:
Products Pipelines	$130.4	$137.9	$408.7	$428.7
Natural Gas Pipelines	185.0	142.0	555.7	421.3
CO2	203.3	138.0	619.7	392.3
Terminals	120.1	84.4	386.3	295.0
Kinder Morgan Canada	39.6	22.1	103.2	(306.5)
	$678.4	$524.4	$2,073.6	$1,230.8

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2008	2007	2008	2007
Segment earnings before DD&A and amortization of excess investments[1]
Products Pipelines[9]	$140.6	$155.2	$418.3	$447.4
Natural Gas Pipelines[9]	177.2	142.0	548.0	422.3
CO2	203.3	138.0	619.7	392.3
Terminals[9]	132.4	109.4	398.6	318.2
Kinder Morgan Canada[2,9]	39.6	22.1	103.2	42.7
Total	$693.1	$566.7	$2,087.8	$1,622.9

Segment DD&A and amortization of excess investments:
Products Pipelines	$23.0	$23.9	$69.2	$70.3
Natural Gas Pipelines	17.5	16.3	51.2	48.8
CO2	89.2	73.6	260.9	214.7
Terminals	31.0	22.2	90.9	63.9
Kinder Morgan Canada[1,2,9]	7.5	5.7	22.6	9.1
Total	$168.2	$141.7	$494.8	$406.8

Segment earnings contribution:
Products Pipelines[1]	$117.6	$131.3	$349.1	$377.1
Natural Gas Pipelines[1]	159.7	125.7	496.8	373.5
CO2	114.1	64.4	358.8	177.6
Terminals[1]	101.4	87.2	307.7	254.3
Kinder Morgan Canada[1,2]	32.1	16.4	80.6	33.6
General and administrative[1,9,10]	(76.8)	(60.3)	(228.0)	(188.3)
Interest, net[1,9]	(99.8)	(103.0)	(296.4)	(290.7)
Minority interest[1,9]	(3.3)	(2.8)	(11.4)	(8.3)
Certain items
Trans Mountain before dropdown	-	-	-	14.9
Trans Mountain goodwill impairment	-	-	-	(377.1)
Allocated non-cash long-term compensation	(1.4)	(1.4)	(4.2)	(24.8)
Loss on debt retirement	-	-	-	(1.0)
Environmental reserves	-	-	-	(2.2)
Legal reserves and settlements	(9.5)	(43.3)	(9.5)	(43.3)
Gain on Sale[3]	-	-	14.3	-
Mark to market of certain upstream hedges[4]	12.2	-	(0.9)	-
Hurricanes and fires[5]	(15.5)	(0.8)	(15.5)	(1.2)
Other[6]	(1.2)	-	(2.9)	(1.5)
Minority interest	0.2	0.4	0.2	4.4
Sub-total certain items	(15.2)	(45.1)	(18.5)	(431.8)
Net income	$329.8	$213.8	$1,038.7	$297.0
Less: General Partner’s interest in net income	(205.6)	(155.8)	(588.9)	(440.1)
Limited Partners’ net income (loss)	$124.2	$58.0	$449.8	$(143.1)

Net income before certain items	$345.0	$258.9	$1,057.2	$728.8
Less: General Partner’s interest in net income before certain items	(205.8)	(156.2)	(589.1)	(444.4)
Limited Partners’ net income before certain items	139.2	102.7	468.1	284.4
Depreciation, depletion and amortization[7]	177.5	144.2	518.4	412.8
Book (cash) taxes - net	8.5	14.7	(10.4)	20.7
Sustaining capital expenditures[8]	(43.3)	(31.8)	(120.1)	(95.0)
DCF before certain items	$281.9	$229.8	$856.0	$622.9

Net income / unit before certain items	$0.54	$0.43	$1.83	$1.21
DCF / unit before certain items	$1.09	$0.96	$3.35	$2.65
Weighted average units outstanding	258.8	239.0	255.5	235.1
____________
[1]	Excludes certain items
[2]	Trans Mountain segment name has been changed to Kinder Morgan Canada and includes acquisition of Express and Jet Fuel effective August 31, 2008
[3]	Gain on sale of North and Thunder Creek Systems

[4]	Upstream asset discontinued hedge accounting during the 2nd quarter of 2008. Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction
[5]	2007 - Hurricanes Katrina and Rita
2008 - Hurricanes Gustav and Ike; Pasadena, Port Sutton, and River Terminal Fires
[6]	2007 - Imputed interest on Cochin acquisition, Trans Mountain acquisition costs, FX gain on Cochin note payable
2008 - Imputed interest on Cochin acquisition, FX loss on Cochin note payable
[7]	Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX) DD&A - 2007 - $2.4 million and $5.9 million for the 3rd quarter and year to date, respectively
2008 - $9.3 million and $23.6 million for the 3rd quarter and year to date, respectively
[8]	Includes KMP's share of REX sustaining capital expenditures
[9]	Certain items
2007 3rd quarter - Products Pipelines $(17.3), Terminals $(25.0), general and administrative expense $(2.7), interest expense $(0.5), minority interest $0.4

2007 year to date - Products Pipelines $(18.7), Natural Gas Pipelines $(1.0), Terminals $(23.2), Kinder Morgan Canada $(349.2) earnings before DD&A and $(6.3) DD&A , general and administrative expense $(34.4), interest expense $(2.9), minority interest $3.9

2008 3rd quarter - Products Pipelines $(10.2), Natural Gas Pipelines $7.8, Terminals $(12.3), interest expense $(0.7), minority interest $0.2
2008 year to date - Products Pipelines $(9.6), Natural Gas Pipelines $7.7, Terminals $(12.3), general and administrative expense $(2.8), interest expense $(1.7), minority interest $0.2
[10]	General and administrative expense on this page includes income tax that is not allocable to the segments of $(3.7) and $(8.1) for 3rd quarter 2008 and year to date 2008, respectively.

Volume Highlights
(historical pro forma for acquired assets)

	Three Mos. Ended Sep 30		Nine Mos. Ended Sep 30
	2008	2007	2008	2007
Products Pipelines
Gasoline	101.1	111.2	299.5	332.0
Diesel	40.0	42.1	120.2	122.2
Jet Fuel	29.6	31.9	89.2	94.0
Total Refined Product Volumes (MMBbl)	170.7	185.2	508.9	548.2
NGL’s	5.8	7.4	18.7	22.8
Total Delivery Volumes (MMBbl)[1]	176.5	192.6	527.6	571.0

Natural Gas Pipelines[2]
Transport Volumes (Bcf)	559.0	441.7	1,599.5	1,276.2
Sales Volumes (Bcf)	220.0	224.4	660.0	641.0

CO2
Delivery Volumes (Bcf)[3]	171.3	150.4	530.1	472.6
Sacroc Oil Production - Gross (MBbl/d)[4]	27.9	27.3	27.6	28.4
Sacroc Oil Production - Net (MBbl/d)[5]	23.3	22.8	23.0	23.6
Yates Oil Production Gross - (MBbl/d)[4]	27.1	27.1	27.9	26.7
Yates Oil Production - Net (MBbl/d)[5]	12.0	12.0	12.4	11.9
NGL Sales Volumes (MBbl/d)[6]	7.6	10.0	8.7	9.8
Realized Weighted Average Oil Price per Bbl[7,8]	$51.45	$36.77	$51.50	$35.56
Realized Weighted Average NGL Price per Bbl[8]	$77.97	$53.68	$73.37	$48.66

Terminals
Liquids Leaseable Capacity (MMBbl)	54.2	46.3	54.2	46.3
Liquids Utilization %	98.2%	96.5%	98.2%	98.2%
Bulk Transload Tonnage (MMtons)	26.8	24.5	76.5	72.7

Trans Mountain (Mbbls - mainline throughput)	22.6	25.3	63.5	70.1
____________
1    Includes Pacific, Calnev, Plantation, Central Florida, Cochin and Cypress
2    Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado and REX Pipeline volumes
3    Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes
4    Represents 100% production from the field
5    Represents KMP’s net share of the production from the field
6    Net to KMP
7    Includes all KMP crude oil properties
8    Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Millions)

	September 30,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$53	$59
Other current assets	1,119	1,151
Property, plant and equipment, net	12,983	11,591
Investments	943	655
Deferred charges and other assets	1,941	1,722
TOTAL ASSETS	$17,039	$15,178

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$266	$610
Other current liabilities	1,940	1,948
Long-term debt	8,075	6,456
Value of interest rate swaps	213	152
Other	1,738	1,522
Minority interest	58	54
Partners’ capital
Accumulated other comprehensive loss	(1,536)	(1,276)
Other partners’ capital	6,285	5,712
Total partners’ capital	4,749	4,436
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$17,039	$15,178

Total debt, net of cash and cash equivalents, and excluding the market value of interest rate swaps	$8,288	$7,007
Segment earnings before DD&A and certain items	$2,688	$2,223
G&A	(285)	(246)
Income taxes	69	67
EBITDA[1]	$2,472	$2,044

Debt to EBITDA	3.4	3.4
____________
[1]	2008 EBITDA is last twelve months